Exhibit 99.1

United Microelectronics Corporation Limited

Employee Stock Option Plan for Employees (translation)

1.	Plan Objectives:

The stock option plan is designed to attract and retain the talents/skilled employees needed for development of the Company, provide incentives for employees to stay on their jobs, and boost employee’s loyalty to the Company that benefits both the Company and the shareholders.

2.	Issue Period:

The stock options will be granted within one year of the plan’s approval by regulatory authority. The options may be granted in whole or tranches. The actual issue date(s) will be decided by the chairman.

3.	Manner of Settlement:

Settlement upon the exercise of share options will be made through the issue of new shares

4.	Eligibility:

All regular employees of the Company and its domestic and overseas affiliated companies are eligible for the stock option plan whereas the base date for eligibility will be determined by the chairman. In practice, eligible employees and the number of options granted to an employee will be determined by a number of factors, including seniority, job grade, job performance, contribution, special achievement and other conditions deemed relevant by the management. The grant of options to respective employees will be finalized following the approval of the chairman and consent of the board of directors.

In case an optionee violates the employment agreement, work rules or other company rules, the Company may, depending on the severity of the violation, revoke, in whole or in part, the vested, unexercised options of said employee.

The number of options granted to any single employee shall not exceed ten percent (10%) of all options granted and the number of shares any single employee may purchase in each fiscal year under this stock option plan shall not exceed one percent (1%) of the total shares issued at the year-end.

5.	Volume of Issue:

The total number of options to be issued under this stock option plan is 1,000,000,000 units, where each unit gives employee the right to purchase one share of Company’s common stock. The total number of new shares of common stock to be issued for settlement of the options granted shall be 150,000,000 shares.

6.	Terms:

a.	Exercise price: The exercise price for the shares is the market closing price of Company’s common shares on the day the options are issued (granted).

b.	Vesting Schedule: The grant period for options is six (6) years, during which employees may not transfer their options except to heirs. Upon the expiration of the grant period, unexercised options are deemed forfeited by the employee and the optionee may no longer claim right to buy shares.

Unless the options are otherwise revoked in part or in whole, employees may exercise their options by the following schedule starting two years after the grant of options:

(1)	Employees may exercise up to 50% of their options two years after the grant, i.e. 50% options vest in two years after the grant.

(2)	Employees may exercise up to 75% of their options three years after the grant, i.e. 75% options vest in three years after the grant.

(3)	Employees may exercise up to 100% of their options four years after the grant, i.e. 100% options vest in four years after the grant.

c.	Type of share underlying the options: common shares of the Company.

d.	Optionees whose employment is terminated shall settle their options during the aforesaid grant period by the following manners:

(1)	In case of voluntary separation or dismissal by the Labor Law of ROC:

The employee shall exercise his/her vested options within thirty (30) days after termination of employment. Where days of the aforesaid period fall in the black-out period for option exercise as specified in the Rules herein, the exercise period may be extended accordingly. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee. Unvested options of the employee will lapse on the day said employee leaves work.

(2)	In case of retirement:

The employee may exercise all options received upon retirement without being subjected to the restrictions specified under Article 6.b. hereof, provided two years have elapsed since the grant of options. However the exercise shall be carried out in one year starting from the date of retirement or two years after the grant of options, whichever comes later. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee.

(3)	In case of death of general cause:

The heir(s) of the deceased employee may exercise the vested options of said employee within one year starting from the date of death. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the heir(s) of employee. Unvested options of the employee will lapse on the day of death of said employee.

(4)	In case of occupational casualty:

(a)	Unless otherwise specified by law, employees who are unable to remain on the job due to occupational casualty may, upon separation, exercise all options received without being subjected to the restrictions specified under Article 6.b. hereof. However the exercise shall be carried out in one year starting from the date of separation or two years after the grant of options, whichever comes later. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee.

(b)	Unless otherwise specified by law, the heir(s) of employee who died in occupational casualty may exercise all remaining options received by said employee within one year starting from the date of death without being subjected to the restrictions specified under Article 6.b. hereof. However the exercise shall be carried out in one year starting from the date of death or two years after the grant of options, whichever comes later. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the heir(s) of said employee.

(5)	In case of transfer:

In case an employee requests for transfer to an affiliated company or another company, the options granted to said employee shall be settled in accordance with Article 6.d.(1) hereof or by the related rules specified for dismissal under the Labor Law of ROC. However, if the transfer is initiated by the Company due to business needs, options granted to said employee are not subjected to change.

(6)	In case of leave without pay:

An employee who leaves without pay shall exercise his/her vested options within thirty (30) days starting from the day of leave. Where days of the aforesaid period fall in the black-out period for option exercise as specified in the Rules herein, the exercise period may be extended accordingly. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee. Unvested options of the employee are reinstated on the day said employee returns to work, however the exercise schedule provided in Article 6.b. hereof shall be extended according to the duration of leave and exercise of options shall be carried out during the grant period specified herein.

(7)	In case of layoff:

Laid-off employee shall exercise his/her vested options within thirty (30) days after termination of employment. Where days of the aforesaid period fall in the black-out period for option exercise as specified in the Rules herein, the exercise period may be extended accordingly. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee. Unvested options of the employee will lapse on the day said employee is terminated, unless otherwise approved by the chairman.

(8)	Termination of employment due to other causes:

In case of termination or adjustment of employment under circumstances other than those described above, the grant period and vesting schedule for options granted specified in Article 6.b. hereof or otherwise approved by the chairman.

(9)	Options not exercised by employee or his/her heir(s) during the period specified in Article 6.b. hereof shall be deemed forfeited.

e.	Upon expiration of the grant period, all vested, unexercised options shall be deemed forfeited by the employee and the optionee may no longer claim the right to buy shares.

f.	The Company will cancel all options forfeited by the employee or revoked by the Company without reissue.

7.	Adjustment of Exercise Price:

After the issuance of the option, unless the company increases its capital by surplus and/or capital reserve, the exercise price shall not be adjusted. The exercise price shall be computed by the following formulae:

(Computation up to decimal two digits of New Taiwan dollars and the fraction is rounded off at 4 to become 5)

Adjusted subscription price =

[( Exercise price before adjustment ×shares issued) + (Amount paid for each share × number of new shares issued) ] ÷(shares issued + number of new shares issued)

a.	Shares issued refer to total number of common stocks issued, including the number of treasury shares which have not been cancelled or transferred , but excluding outstanding entitlement certificates issued in connection with the Plan or convertible bonds.

b.	In the case of free distribution of shares, the amount paid for each share shall be zero.

c.	If the exercise price after adjustment exceeds the exercise price before adjustment, no adjustment shall be made.

In the case of capital reduction which is not derived from the cancellation of treasury shares, the exercise price has to be adjusted by the following formulas, and the adjusted exercise price will be announced by TSE or OTC on the record date of capital reduction.

Adjusted subscription price = Exercise price before adjustment × (shares issued before capital reduction ÷shares issued after capital reduction)

Adjusted subscription ratio = Exercise price before adjustment × subscription ratio before adjustment/Exercise price after adjustment

8.	Procedure for Exercising Options:

a.	Except the pre-defined closed period or a period in which exercise of options is not permitted by relevant laws and regulations or otherwise stipulated under the Plan, the option holder may, in accordance with Article 6(b) of thePlan hereof, exercise the right to purchase share by submitting the written request (exercise form) to the company’s stock transfer agent, Horizon Securities Co.’s department of securities affairs.

b.	After the Request is accepted by the company’s stock transfer agent, Horizon Co.’s department of securities affairs, the subscriber will be notified for payment at a designated bank. The exercise of option is irrevocable once the payment is made.

c.	Unless otherwise stipulated in the Plan hereof, upon confirmation of payment the company’s stock transfer agent, Horizon Securities Co.’s department of securities affairs shall register the number of shares exercised in the shareholders records and, within 5 business days, issue the new common shares.

d.	As of the date the new issued common shares, the new issued common shares are tradable upon the delivery.

e.	The pre-defined closed period for exercise mentioned under Article 8(a) above shall refer to:

(1)	7 business days prior to the date of the Board meeting in preparation for the annual shareholder’s general meeting, including the day on which the board meeting is being held, till the stock dividend record date or dividend record date, whichever comes later. When there is no distribution of dividend for the year as resolved by the annual shareholder’s general meeting, the final day shall end on the date on which the shareholder’s annual general meeting was held.

(2)	From the Board meeting date which the merger record date is determined till the merger record date; or from the Board meeting date which stock split record date is determined till the stock split record date; or from the Board meeting date which dividend record date is determined till dividend record date.

9.	Update the Company’s registration information:

(1)	Except during the pre-defined closed period for exercising options, the Company will update the paid-in capital information in the registration card at least once per quarter. The Board of Directors will otherwise set the record date for registration update.

b.	In conjunction with the update registration for paid-in capital, all option holders that have submitted the Request for Exercise Form with the company’s stock transfer agent, Horizon Securities Co.’s department of securities affairs and paid in full prior to the consolidation date, (excluding consolidation date), may participate in the update registration for paid-in capital.

10.	(Delete)

11.	Taxes:

All Option holders that have exercised shall pay related taxes as specified under the taxations laws of the Republic of China.

12.	Confidentiality and Restrictions on Disposal:

a.	All employees who receive stock options of the Company must keep the matter confidential without inquiring other employees for information or disclosing related information to others, including but not limited to the quantity of options received and the interest related thereof. In case an employee breaches this provision, the Company may revoke the unexercised options of said employee.

b.	In case an employee, after receiving the grant of options, is found to grossly violate the employment agreement, company work rules or other company rules, the Company has the right to immediately revoke the unvested options as well as vested, but unexercised options of said employee, and demand compensation from said employee equivalent to all profits said employee has earned from exercising his/her options in the span of two years before the date of gross violation. The computing formula for the profits is: (the market price on the date of exercise - exercise price) × number of shares.

c.	Employees shall not transfer, hypothecate, or pledge their options and vested interest, or give them to others as gift or dispose them in any other manner.

13.	Enforcement Rules:

With respect to matters concerning the name list, seal, payment, issuance of share certificate, and other related procedure, operation details and timing, the company’s stock transfer agent, Horizon Securities Co.’s department of securities affairs shall notify each option holders separately.

14.	Other Important Provisions:

a.	The Rules herein shall come into force following resolution by the board of directors and approval by the regulatory authority.

b.	For matters not specified herein, relevant laws and regulations of the Republic of China shall govern.

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